SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2)).
[X] Definitive Proxy Statement
[ ] Definitive additional materials.
[ ] Soliciting material pursuant to Rule 14a-11 (c) or Rule 14a-12.

--------------------------------------------------------------------

                                 FuelNation Inc.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount Previously Paid:

(2)      Form, Schedule or Registration Statement No.:

(3)      Filing Party:

(4)      Date Filed:

                                 FuelNation Inc.
                            1700 North Dixie Highway
                                   Boca Raton
                                  Florida 33432

                                November 2, 2000


To the Shareholders of FuelNation Inc.:


The written consent of the holders of FuelNation Inc.'s (the "Company") Common Stock, par value $0.01 per share, of record at the close of business on November 2, 2000, is requested in regard to; (A) an amendment to FuelNation Inc.'s Articles of Incorporation increasing the Company's authorized capital stock from 110,000,000 to 370,000,0000 and (B) the election of three members of the Board of Directors to hold office until the next Annual Meeting of shareholders and until their successors have been elected, all as more fully described in the accompanying Consent Solicitation Statement. It is requested that your written consent, using the accompanying Consent Card, be delivered to FuelNation Inc. at 1700 North Dixie Highway, Boca Raton, Florida, 33432 on or before November 22, 2000. An addressed return envelope is enclosed for this purpose, which requires no postage if mailed in the United States.


                                       By Order of the Board of Directors,


                                       /s/ Christopher R. Salmonson
                                       ----------------------------------------
                                       Christopher R. Salmonson
                                       Chairman of the Board, President
                                       and Chief Executive Officer

                                 FuelNation Inc.


                            1700 North Dixie Highway
                                   Boca Raton
                                  Florida 33432


                         CONSENT SOLICITATION STATEMENT
                                       FOR
                      THE SOLICITATION OF WRITTEN CONSENTS


         This Consent Solicitation Statement is furnished to the shareholders of FuelNation Inc., a Florida corporation (the "Company"), by the Board of Directors in connection with the solicitation by the Company of the written consents of the shareholders to; (A) amend FuelNation Inc.'s Articles of Incorporation in order to (i) increase the number of shares of Common Stock, par value $0.01 (the "Common Stock"), which the Company has authority to issue by 250,000,000 from 100,000,000 to 350,000,000, (ii) increase the number of shares of preferred stock which the Company has authority to issue from 10,000,000 to 20,000,000 and, consequently, to increase the total number of shares of all classes of stock which the Company shall have authority to issue by 260,000,000, from 110,000,000 to 370,000,000 (the "Capital Stock Amendment")
and (B) to elect three members to the Company's Board of Directors, to hold office until the next Annual Meeting of shareholders and until their successors have been elected (the "Election of Directors") (the Election of Directors and the Capital Stock Amendment are hereinafter collectively referred to as the "Requested Action"). The text of the amendment to the Articles of Incorporation is set forth below under the heading Proposal One "The Capital Stock Amendment." Certain information regarding the Company's nominees for Director is set forth below under Proposal Two "Election of Directors."

         The Company intends to distribute this Consent Solicitation Statement and the accompanying consent card commencing on or about November 3, 2000 (the "Distribution Date"), to the holders of record of the Company's Common Stock as of the close of business on November 2. This date is referred to as the "record date." Written consents of shareholders constituting a majority of the voting power of the Company's outstanding voting equity are required to approve the Requested Action. Triad Petroleum, LLC, ("Triad") the owner of a majority of the voting power represented by the Company's outstanding voting equity, has indicated an intention to deliver its consent to the Requested Action.

         The principal executive offices of the Company are located at 1700 North Dixie Highway, Boca Raton, Florida 33432, and the telephone number of the Company is 1-561-391-5883.

                     Reasons for the Capital Stock Amendment

         Pursuant to a Share Sale and Contribution Agreement (the "Agreement") dated as of September 14, 2000, Triad was granted a contractual right to acquire 96% of the voting equity of the Company through the sale of a combination of the Company's common and convertible preferred stock. In consideration thereof, Triad agreed to assign its exclusive 50 year license and distribution rights under a Technology License and Marketing Agreement with E Mation.Com LLC ("E Mation") (an affiliate of Triad) which provides for the exclusive rights to make, market and sell products and services using E Mation's proprietary technology which integrates the business operations of both wholesale distribution and retail sale of fuel. The transaction closed on October 13, 2000.

         Upon closing of the Triad transaction, the Company issued to Triad 94,000,000 shares of Common Stock and 5,000,000 shares of a newly designated series of its convertible preferred stock, the Class D Convertible Preferred Stock (the "Series D Preferred") approximating, in the aggregate, 96% of the voting equity of the Company.

         As a result of the Triad transaction, only 83,228 shares of Common Stock and 4,300,000 shares of preferred stock remain available for issuance by the Company. Accordingly, unless the number of authorized shares of Common Stock is increased, the Company will have insufficient shares of Common Stock to satisfy its share reservation obligations under the terms of the Series D Preferred and will be unable to satisfy its obligations to issue shares of Common Stock if the outstanding shares of Series D Preferred stock are converted. In addition, a shortage of authorized shares of Common Stock or preferred stock will significantly restrict the ability of the Company to engage in equity financings or to engage in stock-based acquisitions of existing companies, assets or technologies that can bring value to the Company's shareholders.

         Triad, the owner of a majority of the Company's voting power, has indicated an intention to deliver its consent to the Capital Stock Amendment. Subject to applicable laws and regulations, following receipt of Triad's consent, the Company does not intend to solicit any further consents to the Capital Stock Amendment from the holders of its Common Stock.

         No holder of shares of the Company's capital stock is entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of any stock of any class, series or kind whatsoever, or to subscribe for or purchase securities convertible into stock of any class, series or kind whatsoever.


                                  PROPOSAL ONE
                           The Capital Stock Amendment

         The first paragraph of Article III of the Company's Articles of Incorporation reads as follows before giving effect to the Capital Stock
Amendment:

         The aggregate number of shares of all classes of stock which the Corporation is authorized to have outstanding at any one time is 110,000,000 shares, of which 10,000,000 shares shall be Preferred Stock, par value $.01 per share, issuable in one or more classes or series (the "Preferred Stock"), and 100,000,000 shares shall be Common Stock, par value $.01 per share (the "Common Stock"). All or any part of the Common Stock and Preferred Stock may be issued by the Corporation from time to time and for such consideration as the Board of Directors may determine. All of such shares, if and when issued, and upon receipt of such consideration by the Corporation, shall be fully paid and non-assessable.

         Pursuant to the Capital Stock Amendment, the first paragraph of Article III of the Company's Article of Incorporation would be deleted and replaced by the following:

         The aggregate number of shares of all classes of stock which the Corporation is authorized to have outstanding at any one time is 370,000,000 shares, of which 20,000,000 shares shall be Preferred Stock, par value $.01 per share, issuable in one or more classes or series (the "Preferred Stock"), and 350,000,000 shares shall be Common Stock, par value $.01 per share (the "Common Stock"). All or any part of the Common Stock and Preferred Stock may be issued by the Corporation from time to time and for such consideration as the Board of Directors may determine. All of such shares, if and when issued, and upon receipt of such consideration by the Corporation, shall be fully paid and non-assessable.

         The Board of Directors has adopted resolutions that set forth the Capital Stock Amendment, declare the advisability of the Capital Stock Amendment, and submit the Capital Stock Amendment to the shareholders for approval. The Board recommends approval of the Capital Stock Amendment by the shareholders

                                  PROPOSAL TWO
                              Election Of Directors

         In accordance with the By-laws of the Company, the Company's Directors are elected at each Annual Meeting of Shareholders and hold office until the next election of Directors and until their successors are duly elected and qualified. Messrs. Salmonson and Simmons were elected by the Company's Board of Directors pursuant to the Board's authority to elect Directors to fill vacancies in the membership of the Board.

         The Board of Directors proposes the election of the following nominees as directors:

                           Christopher R. Salmonson
                           Robert L. Simmons
                           Shaikh Isa Mohammed Isa AlKhalifa

         If elected, each nominee is expected to serve until the 2001 Annual Meeting of Shareholders and his successor is duly elected and qualified. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a Director.

         Triad, the owner of a majority of the Company's voting power, has indicated an intention to deliver its consent to the election of Messrs. Salmonson and Simmons and Shaikh Isa Mohammed Isa AlKhalifa. Subject to applicable laws and regulations, the Company does not intend to solicit any further consents to the Election of Directors from the holders of its Common Stock.

Information With Respect to Nominees and Executive Officers

         The following table sets forth certain information with respect to the directors, nominees for director, executive officers and key employees.

Name                                  Age        Position
----------------------------------   ------    ---------------------------------


Christopher R. Salmonson              35       Director, Chairman of the Board,
                                               Chief Executive Officer
                                               and President

Robert L. Simmons                     66       Director

Shaikh Isa Mohammed Isa AlKhalifa     62       Director

Russell B. Adler                      39       Director

Edwin F. Ruh                          47       Director

Joel Brownstein                       58       Director, Chief Financial Officer

         The following is a brief summary of the background of each nominee for Director and executive officer of the Company:

         Mr. Salmonson has served as a member of the Company's Board of Directors since October of 2000. Since 1993, Mr. Salmonson has engaged in a multi-faceted career specializing in international business and finance, primarily operating out of; The Peoples Republic of China; Jakarta, Indonesia; Manila Philippines; and the Middle East (including Manama, Bahrain and Riyadh, Saudi Arabia). Mr. Salmonson has extensive experience in matters concerning trade and project finance, international negotiations, and Chinese and Indonesian currency conversion efforts.

         Since 1994 to the present, Mr. Salmonson has been employed as a financial advisor to the ruling family of Bahrain Manama, Bahrain. From 1997 to the present, Mr. Salmonson has served as a licensed mortgage broker with Circle Mortgage Corporation, one of the largest privately held mortgage banking companies in the State of Florida.

         Mr. Salmonson filed for protection under the United States Bankruptcy Code, in the Bankruptcy Court for the Southern District of Florida (Broward), [Index No. 96-20435] on or about February 1, 1996, as a result of being a named-defendant in a multi-party multi-jurisdiction international lawsuit commenced by the government of Venezuela and/or its representatives in connection with certain financing transactions involving the failed military coup of President Carlos Avares Perez by General Chavez. Mr. Salmonson filed for bankruptcy protection in order to mitigate the enormous legal expenses that he was incurring and was projected to incur as the various litigations continued through extensive deposition and discovery. Mr. Salmonson has always denied any wrongdoing and in connection with such law suit, no judgment was ever obtained against Mr. Salmonson, and the lawsuit was ultimately discontinued. Mr. Salmonson received a full discharge from Federal bankruptcy court on May 26, 1998.

         Mr. Simmons has served as a member of the Company's Board of Directors since October 2000. Mr. Simmons has an extensive background in telecommunications marketing and management. Mr. Simmons is the former President of Sinclair Broadcast Group, Inc. In 1989, Mr. Simmons retired to Florida where he has secured a part-time management position at WTTA, a local television station located in Tampa, Florida. Since 1989 Mr. Simmons has also invested in, and participated in the management of, various Florida real estate development programs.

         Shaikh Isa Mohammed Isa AlKhalifa is a member of the ruling family of Bahrain. From 1988 to 1994, he served as the Bahrainian ambassador to Saudia Arabia. Since 1994 until the present, Shaikh Isa Mohammed Isa AlKhalifa has managed several companies engaged primarily in business management, financial services and management consulting. Shaikh Isa Mohammed Isa AlKhalifa's companies have operations in Bahrain and throughout the Middle East. He holds degrees in petroleum and chemical engineering.

         Russell B. Adler has served as a member of the Company's Board of Directors since January 1999. From January, 1999 to October 13, 2000, he served as the Chairman of the Board. From December 1996 to November 1998, Mr. Adler served as consultant and counsel to Equity Management Partners, Inc., an investment banking firm. From January 1996 to August 1997, Mr. Adler served as President of Strategic Holdings Corp., an investment banking firm. From 1993 to December 1995, Mr. Adler was employed as vice president of operations for The Silicon Group, Inc., a semiconductor and computer software development company. Mr. Adler is a member in good standing of the Florida Bar. He received a B.A. in Business and Sociology from William Penn College in 1982 and a J.D. from Nova Southeastern University School of Law in 1986.

         Edwin F. Ruh has served as a member of the Company's Board of Directors since August 2000. From 1995 to 1998, Mr. Ruh was Managing Director of Gerken Capital Associates, a private investment bank, and General Partner to the Sino-Asia Industrial Equity Fund, a $200 million direct investment equity fund. From 1998 to the present, Mr. Ruh has served as CEO of Adventure Assets (Adventas), a globally-oriented, Internet-enhanced, sports and entertainment studio. Mr. Ruh holds a Masters of Public Administration from Harvard University; masters Degrees in Business Administration and Public Policy from the Heinz School, Carnegie Mellon University; a Master's Certificate in Materials Science from the University of Michigan; and a Bachelor of Science in Biomedical Engineering from Pennsylvania State University.

         Joel F. Brownstein has served as Chief Financial Officer of the Company since April 1999. From February 1992 until the present, Mr. Brownstein served as President of The Brownstein Group, an investment consulting firm for public and private companies. Mr. Brownstein holds a B.A. from Adelphi University, an M.B.A. in Finance and Investments from Baruch College and has completed coursework for an M.B.A. in Marketing and Real Estate Law.

Board Meetings and Board Committees

         The Board of Directors did not hold any meetings during the fiscal year ended December 31, 1999.

         The Board of Directors at present does not have an Audit Committee, a Compensation Committee or a Nominating Committee.

                Compensation OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

         Directors do not receive cash compensation for services rendered as directors. Board members are reimbursed for reasonable expenses incurred in connection with attending meetings of the Board.

Executive Compensation

         The following table sets forth, for the fiscal years ended December 31, 1999, the compensation earned for services rendered in all capacities by the Companies chief executive officer and the other highest-paid executive officers serving as such at the end of each fiscal year whose actual or annualized compensation for that fiscal year was in excess of $100,000. The individuals named in the table will be hereinafter referred to as the "Named Officers." No other executive officer of the Company received compensation in excess of $100,000 during fiscal year ended 1999. Other than as set forth below, no executive officer who would otherwise have been included in this table on the basis of 1999 salary and bonus resigned or terminated employment during the year.

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Restricted   Long-Term           All
                                                   Annual Compensation               Stock        Compensation        Other
                                                                                     Award        Awards              Compensation
------------------------------------------------------------------------------------------------------------------------------------
Name and Principal      Fiscal Year   Salary          Bonus       Other Annual                    Securities
Position                Ended                                     Compensation                    Underlying
                                                                                                  Options (#)
------------------------------------------------------------------------------------------------------------------------------------
Russell Adler(1)        1999           $106,737(2)        0               0            $39,900        500,000(6)            $0
Chairman of Board of
Directors
------------------------------------------------------------------------------------------------------------------------------------
Mitchell Sandler        1999            $14,957(3)        0               0            $19,950        150,000(6)            $0
Vice President,
Secretary
------------------------------------------------------------------------------------------------------------------------------------
Lawrence Gallo          1999            $6,235(4)         0               0            $33,250        150,000(6)        $25,000(7)
President
------------------------------------------------------------------------------------------------------------------------------------
Joel Brownstein         1999            $8,486(5)         0               0            $26,600        150,000(6)        $22,657(8)
Chief Financial
Officer
------------------------------------------------------------------------------------------------------------------------------------

(1) Effective October 17, 2000, Mr. Salmonson, in connection with the Triad transaction, replaced Mr. Adler as Chairman of the Board of Directors.

(2) At December 31, 2000 Mr. Adler was owed cash compensation of $16,113. In connection with the Triad transaction, and as a condition to such transaction's closing, Mr. Adler and the Company entered into a Mutual Release, dated as of September 22, 2000 (the "Adler Release"), whereby Mr. Adler agreed to waive any and all rights or claims Mr. Adler had or may have had against the Company. Under the Adler Release, the Company agreed to release Mr. Adler of any and all rights or claims the Company had or may have had against Mr. Adler.

(3) At December 31, 2000, Mr. Sandler was owed cash compensation of $97,543. In connection with the Triad transaction, and as a condition to such transaction's closing, Mr. Sandler and the Company entered into a letter agreement, dated as of August 15, 2000 (the "Sandler Letter Agreement"), whereby Mr. Sandler agreed to waive any and all rights or claims Mr. Sandler had or may have had against the Company.

(4) At December 31, 2000, Mr. Gallo was owed cash compensation of $100,013. In connection with the Triad transaction, and as a condition to such transaction's closing, Mr. Gallo and the Company entered into a letter agreement, dated as of August 15, 2000 (the "Gallo Letter Agreement"), whereby Mr. Gallo agreed to waive any and all rights or claims Mr. Gallo had or may have had against the Company.

(5) At December 31, 2000 Mr. Brownstein was owed cash compensation of $87,139. In connection with the Triad transaction, and as a condition to such transaction's closing, Mr. Brownstein and the Company entered into a Mutual Release, dated as of September 22, 2000 (the "Brownstein Release"), whereby Mr. Sandler agreed to waive any and all rights or claims Mr. Brownstein had or may have had against the Company. Under the Brownstein Release, the Company agreed to release Mr. Brownstein of any and all rights or claims the Company had or may have had against Mr. Brownstein.

(6) Options were exercised in December 1999 and the Company received $237,500 of cash proceeds.

(7) Represents consulting fees paid to Mr. Gallo prior to his employment by the Company.

(8) Represents $15,000 payable to Mr. Brownstein for assisting the Company in raising capital, and $7657 of consulting fees of which $1,525 were paid prior to his employment and $6,132 were paid after his employment.

Options and Stock Appreciation Rights

         The following table contains information concerning the grant of stock options to the Named Officers during the 1999 fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR


----------------------------------------------------------------------------------------------------------------------
Individual Grants
----------------------------------------------------------------------------------------------------------------------
Name                                Number of Securities   % of Underlying Options   Exercise Price   Expiration
                                    Underlying Options     Granted to Employees in   ($/Share)(2)     Date
                                    Granted(#)(1)          Fiscal Year
----------------------------------- ---------------------- ------------------------- ---------------- ----------------
Russell Adler                              500,000                    50                  $.25             12/04
----------------------------------- ---------------------- ------------------------- ---------------- ----------------
Mitchell Sandler                           150,000                    15                  $.25             4/03
----------------------------------- ---------------------- ------------------------- ---------------- ----------------
Lawrence Gallo                             150,000                    15                  $.25             4/01
----------------------------------- ---------------------- ------------------------- ---------------- ----------------
Joel Brownstein                            150,000                    15                  $.25             4/01
----------------------------------- ---------------------- ------------------------- ---------------- ----------------

------------------------
(1) On October 3, 1997, the Company adopted its 1997 Stock Option Plan (the "Plan") which authorizes the issuance of options to purchase a maximum 1,000,000 shares of Common Stock. On November 1, 1999 the Plan was amended to authorize the issuance of options to purchase a maximum of 4,000,000 shares of Common Stock. The Board of Directors of the Company administers the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         The Plan authorizes the issuance of incentive stock options ("ISOs") as defined in Section 422A of the Internal Revenue Code of 1986, non-statutory options ("NSOs") and together with ISOS,("Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares.

         Any ISOs granted under the Plan must provide for an exercise price of at least 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any ISOs granted to an eligible person owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant. The aggregate fair market value of the shares covered by the ISOs granted under the Plan that become exercisable by a Plan participant for the first time in any calendar year is subject to a $100,000 limitation. The exercise price of each NSO is determined by the Board of Directors or a committee thereof, in its discretion, provided that the exercise price of an NSO is not less than fair value on the date of the grant. The Board of Directors (or committee thereof), shall determine the term of all Options; provided, however, that in no event may an ISO be exercisable more than 10 years after the date of its grant and, in the case of an ISO granted to an eligible employee owning more than 10% of the Company's Common Stock, no more than five years after the date of the grant. Any option which is granted shall be vested and exercisable at such time as determined by the Board of Directors or a committee thereof.

(2) The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

Option  Exercise and Holdings

         The following table provides information with respect to the Named Officers concerning the exercisability of options during fiscal year 1999 and unexercisable options held as of the end of fiscal year 1999.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR ("FY")
                            AND FY-END OPTION VALUES

------------------------------------------------------------------------------------------------------------------------------------
Name                              Shares           Value       No. of Securities Underlying       Value of Unexercised
                                 Acquired      Realized (1)    Unexercised Options at FY-End (#)  In-the-Money Options at FY-End
                                on Exercise                                                       (Market price of shares at
                                                                                                  FY-End less exercise price)
                                                                                                  ($)(1)
                                                               --------------- ------------------ ----------------------------------
                                                                Exercisable      Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Russell Adler                     500,000            -               0                 0                          0
------------------------------------------------------------------------------------------------------------------------------------
Mitchell Sandler                  150,000            -               0                 0                          0
------------------------------------------------------------------------------------------------------------------------------------
Lawrence Gallo                    150,000            -               0                 0                          0
------------------------------------------------------------------------------------------------------------------------------------
Joel Brownstein                   150,000            -               0                 0                          0
------------------------------------------------------------------------------------------------------------------------------------


(1) From December 15, 1998 through June 30, 2000, the Company's Common Stock was not publicly traded. All options set forth in the above table were exercised during this time period, at an exercise price of $.25 per share of Common Stock. The last reported sale price of the Company's Common Stock on December 15, 1998 was $.06 per share. The last reported sale price of the Company's Common Stock on June 30, 2000 was $.75 per share.

Employment and Consulting Contracts

         On February 15, 1999, the Company entered into an employment agreement with Mr. Adler, which provided for Mr. Adler's employment as Chairman of the Board of Directors. This agreement provided for: (i) a base annual salary of $140,400; (ii) the issuance of 300,000 shares of the Company's Common Stock; and
(iii) the grant of options to purchase 500,000 shares of the Company's Common Stock at a purchase price of $.25 per share. This agreement also provided that Mr. Adler would be entitled to additional compensation to be negotiated on a case-by-case basis for those corporate finance transactions brought to the Company by him. On October 15, 1999, the Company amended Mr. Adler's employment agreement to include the issuance of an additional 300,000 common shares. Pursuant to the Adler Release, Mr. Adler has waived any and all claims to future compensation under his employment agreement.

         On April 1, 1999, the Company entered into an employment agreement with Mr. Sandler, which provided for Mr. Sandler's employment as Vice President and Secretary. This agreement provided for a base annual salary of $135,000 to be paid to Mr. Sandler commencing March 1, 1999, as well as the issuance of 150,000 shares of Common Stock and the grant of options to purchase 150,000 shares of the Company's Common Stock at a purchase price of $.25 per share. In addition, this agreement provided that Mr. Sandler be entitled to additional compensation to be negotiated on a case- by-case basis for those corporate finance transactions brought to the Company by him. On October 15, 1999, the Company amended Mr. Sandler's employment agreement to include the issuance of an additional 150,000 common shares. Pursuant to the

Sandler Letter Agreement, Mr. Sandler has waived any and all claims to future compensation under his employment agreement.

         On April 18, 1999, the Company entered into an employment agreement with Mr. Gallo, which provided for Mr. Gallo's employment as President of the Company. This agreement provided for a base annual salary of $150,000, the issuance of 250,000 shares of Common Stock of the Company, as well as the grant of options to purchase 150,000 shares of Common Stock at a purchase price of $.25 per share. On October 15, 1999, the Company amended Mr. Gallo's employment agreement to include the issuance of an additional 250,000 common shares. Pursuant to the Gallo Letter Agreement, Mr. Gallo has waived any and all claims to future compensation under his employment agreement.

         Also on April 18, 1999, the Company entered into an employment agreement with Mr. Brownstein, which provided for Mr. Brownstein's employment as Chief Financial Officer and Treasurer of the Company. This agreement provided for a base annual salary of $135,000, the issuance of 200,000 shares of Common Stock of the Company and the grant of options to purchase 150,000 shares of Common Stock at a purchase price of $.25 per share. On October 15, 1999, the Company amended Mr. Brownstein's employment agreement to include the issuance of an additional 200,000 common shares. Pursuant to the Brownstein Release, Mr. Brownstein has waived any and all claims to future compensation under his employment agreement.

         On April 1, 1999, the Company entered into an employment agreement with Mr. Jelaso, which provide for Mr. Jelaso's employment as Director of Marketing of the Company. This agreement provided for a base annual salary of $125,000 and the grant of 100,000 shares of Common Stock. The term of this agreement was three years. Mr. Jelaso resigned his position with the Company in October 1999, and the Company has made no payments to the employee under the terms of the contract since the date of his resignation and has retained the stock issuance. Mr. Jelaso has alleged certain claims to compensation in relation to his employment agreement. The Company denies any liability to Mr. Jelaso.

         The Company is currently negotiating an employment agreement with Mr. Salmonson. Such agreement is expected to provide for an annualized salary of $240,000, and will include as yet undetermined stock-based compensation and customary change of control provisions.

Certain Transactions with Directors, Executive Officers and Certain Beneficial Holders

Related Party Transactions

         During the year ended December 31, 1999, the Company incurred an aggregate of $47,657 of consulting fees and commissions payable to its former Chief Executive Officer and President and its Chief Financial Officer and Treasurer, of which $26,525 was incurred prior to their appointment as executive officers of the Company and $21,132 was incurred after their appointment as executive officers of the Company. The employment agreement for the Chief Financial Officer and Treasurer provided for the payment of $15,000 of commissions for his assistance in raising capital for the Company.

         During the year ended December 31, 1999, the Company received working capital advances of $52,025 from Mel Adler, the father of Russell Adler, the former Chairman of the Board, who, together with his wife and entities controlled by such individuals, were major shareholders of the Company. During 1999, the Company repaid $48,166 of such advances. On December 29,1999, the Company entered into a three year consulting agreement with the father of the Chairman of the Board and an entity controlled by such individual (the "Consultant"), to provide general business services to the Company in exchange for an annual consulting fee of $75,000, payable in equal monthly installments of $6,250, plus a car allowance of $750 per month. As additional consideration for the agreement, the Company granted the Consultant 50,000 shares of the Company's Common Stock, valued at $2,500, which amount is included in other assets in the accompanying financial statements at December 31, 1999. In addition, the Consultant received a two year option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $1.00 per share. The agreement further provided that the Company would provide the Consultant with a private office and office support services and would reimburse the Consultant for all expenses incurred in connection with his activities on behalf of the Company. In connection with the Triad transaction, and as a condition to such transaction's closing, Mr. Adler and the Company entered into a Mutual Release, dated as of September 28, 2000, whereby Mr. Adler agreed to waive any and all rights or claims Mr. Adler may have had against the Company. Under the release, the Company agreed to release Mr. Adler of any and all rights or claims the Company had or may have had against Mr. Adler.

         In January 2000, the Company purchased the URL address Music 411.com from Mel Adler in exchange for 250,000 restricted shares of the Company's Common Stock which was valued at $12,500.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who are the beneficial owners of more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership of the Common Stock with the Commission. Officers, directors and beneficial owners of more than 10% of the Common Stock are required by Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

         Based on its review of the copies of such forms and certain written representations furnished to it, the Company believes that, with respect to the period from January 1 through December 31, 1999, no officer, director or persons who are the beneficial owners of more than 10% of the Common Stock failed to make a required filing under Section 16(a).

Principal Shareholders

         The following table sets forth, as of October 20, 2000 certain information relating to the ownership of the Common Stock (including the Series D Preferred Stock on an as-converted basis) by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock, (ii) each of the Company's directors, (iii) each executive officer, and (iv) all of the Company's executive officers and directors as a group.

Name And Address                         Amount And Nature Of       Percent
Of Beneficial Owner(1)                   Beneficial Ownership(2)    Of Class
----------------------                   -----------------------    --------

Triad Petroleum, LLC                        144,000,000                96%
Christopher R. Salmonson(3)                 144,000,000                96%
Robert L. Simmons(4)                        144,000,000                96%
Shaikh Isa Mohammed Isa AlKhalifa           0                          0%
Russell B. Adler                            2,100,000                  2%
Edwin F. Ruh                                50,000                     *
Joel Brownstein                             698,000                    1%
All Directors and Executive Officers
 as a Group (6 persons)                     146,848,000                98%
--------------------------------------
* Less than 1%.

(1) Each of the persons listed below has a business address c/o FuelNation Inc., 1700 North Dixie Highway, Boca Raton, Florida 33432.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that warrants or options that are held by such person (but not those held by any other person) and that are exercisable within 60 days have been exercised.

(3) Mr. Salmonson, by virtue of his status as an owner of a controlling interest in FuelAmerica, LLC, a Florida Limited Liability Company which owns 50% of the membership interest of Triad, may be deemed to share, with Triad and Mr. Simmons, beneficial ownership of 94,000,000 shares of Common Stock and 5,000,000 shares of Series D Preferred (such Series D Preferred converts into Common Stock at a ratio of 10 shares of Common Stock for each share of Series D Preferred) constituting 96% of the Company's voting equity.

(4) Mr. Simmons, by virtue of his status as the sole shareholder of Rapture Holdings, Inc., a Florida corporation which owns the 50% of the membership interests in Triad not held by FuelAmerica, Inc. may be deemed to share, with Triad and Mr. Salmonson, beneficial ownership of 94,000,000 shares of Common Stock and 5,000,000 shares of Series D Preferred, constituting 96% of the Company's voting equity.

                              The Consent Procedure

General

         The Requested Action is submitted for shareholders approval by written consent. No meeting of the shareholders will be held to vote on this matter. Only shareholders of record as of November 2, 2000 are entitled to consent, to withhold their consent, or to revoke their consent, to the Requested Action. Holders of the Company's Common Stock are entitled to one consent for each outstanding share of Common Stock held at the record date. Holders of the Company's Series D Preferred Stock are entitled to ten consents for each outstanding share of Series D Preferred held at the record date. As of the record date there were approximately 99,916,788 outstanding shares of Common Stock and 5,000,000 issued and outstanding shares of Series D Preferred.

         Consents, once dated, signed, and delivered to the Company, will remain effective unless and until revoked by written notice of revocation dated, signed, and delivered to the Company at the address set forth below on or before the time that the Company has received written consents from holders of a majority of the outstanding shares of Common Stock.

         Shareholders owning a majority of the outstanding voting equity as of the record date have indicated their intent to deliver to the Company their written consents approving the Requested Action. Those shareholders hold sufficient shares of Common Stock and Series D Preferred stock to assure the approval of the Requested Action regardless of whether consents are received from any other shareholders.

         The Requested Action will be approved at such time as the Company holds unrevoked written consents of shareholders approving the Requested Action representing a majority of the outstanding voting equity at the record date. Consequently, abstentions and broker non-votes would have the effect of a vote against approval of the Amendment.

         Shareholders are requested to indicate approval of the Capital Stock Amendment and the Election of Directors by signing and dating the Consent Card, checking the box on the Consent Card which corresponds to the approval thereof, and delivering the Consent Card to the Company at the address set forth below. Withholding of consent to the Requested Action, or abstention with respect to the approval of the each, may be indicated by signing and dating the Consent Card, checking the box which corresponds to withholding of consent or abstention with respect to the approval of a given item and delivering the Consent Card to the Company at the address set forth below.

         A Consent Card which has been signed, dated and delivered to the Company without any of the boxes for approval, withholding of consent, or abstention checked will constitute a consent to the Request Action.

         Consent Cards may be delivered to the Company at the following address:

                            1700 North Dixie Highway
                            Boca Raton, Florida 33432

         Consent Cards should be delivered to the Company as soon as possible. An addressed return envelope is enclosed for this purpose, which requires no postage if mailed in the United States. Consent Cards and revocations of consents will be deemed to have been received by the Company upon actual delivery at the above address.

         Absence of Appraisal Rights

         Shareholders who abstain from consenting with respect to the Requested Action, or who withhold consent to the Requested Action, do not have the right to an appraisal of their shares of Common Stock or any similar dissenters' rights under applicable law.

         Expense of Consent Solicitation

         The Company will bear the entire cost of the solicitation of shareholders, if any, approval of the amendment, including the preparation, assembly, printing and mailing of this consent statement and any additional material furnished to shareholders. In addition, the Company may reimburse certain persons for their costs of forwarding the solicitation material to shareholders. The Company does not anticipate that it will be necessary to supplement its solicitation of consents by mail with telephone, telegram or personal solicitation of consents by directors, officers or employees of the Company. However, if such persons are called upon to solicit consents on behalf of the Company, no additional compensation will be paid for any of such services.

                             Additional Information

         The Company files reports and other information with the Securities and Exchange Commission. Copies of these documents may be obtained at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. Shareholders may also request a copy of the Company's financial reports filed with the SEC by contacting the Company's Secretary at c/o FuelNation Inc., 1700 North Dixie Highway, Boca Raton, Florida 33432, Attention: Secretary, telephone number 1-561-391-5883.

                                          By Order of the Board of Directors


                                          /s/ Christopher R. Salmonson
                                          ----------------------------
                                          Christopher R. Salmonson
                                          Chairman of the Board, President
                                          and Chief Executive Officer


November 2, 2000
Boca Raton, Florida

                                    IMPORTANT
                         PLEASE COMPLETE, SIGN AND DATE
                          YOUR WRITTEN CONSENT PROMPTLY
                     AND RETURN IT IN THE ENCLOSED ENVELOPE


                         WRITTEN CONSENT OF SHAREHOLDERS
                                NOVEMBER 2, 2000

         THIS CONSENT IS SOLICITED BY THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF THIS CONSENT IS SIGNED, DATED, AND DELIVERED TO FUELNATION INC. WITH NO DESIGNATION BY THE UNDERSIGNED ON THE REVERSE SIDE, THIS CONSENT WILL CONSTITUTE THE SHAREHOLDERS' CONSENT TO AND APPROVAL OF THE AMENDMENT.

PLEASE SIGN NAMES EXACTLY AS PRINTED HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, AND ATTORNEYS SHOULD GIVE FULL TITLE AS SUCH. WHEN SHARES ARE HELD JOINTLY, ALL SHOULD SIGN. IF THE SIGNER IS A CORPORATION, SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF THE SIGNER IS A PARTNERSHIP, SIGN IN THE NAME OF THE PARTNERSHIP BY AN AUTHORIZED PERSON. IF SHARES ARE HELD IN MORE THAN ONE CAPACITY, THIS CONSENT SHALL BE DEEMED VALID FOR ALL SHARES HELD IN ALL CAPACITIES.

          ----------                                      ----------
          SEE REVERSE                                     SEE REVERSE
             SIDE                                            SIDE
          ----------                                      ----------
                  (TO BE SIGNED AND DATED ON THE REVERSE SIDE)

[X]      PLEASE MARK AS IN THIS SAMPLE.

1. Amendment to the first paragraph of ARTICLE THIRD of the Articles of Incorporation of FuelNation Inc. as set forth under the heading "Capital Stock Amendment" in the Consent Solicitation Statement dated November 2, 2000.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

[  ]     FOR              [  ]    WITHHOLD                 [  ]     ABSTAIN


2. Election of Directors, as set forth under heading "Election of Directors" in the Consent Solicitation Statement dated November 2, 2000.

Christopher R. Salmonson
Robert L. Simmons
Shaikh Isa Mohammed Isa AlKhalifa

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

[  ]     FOR              [  ]    WITHHOLD                  [  ]     ABSTAIN


To withhold voting as to any given director, line through, or otherwise strikeout, the name above.





                                           (Please sign and date below)


                                            Dated:_________________, 2000


                                            ------------------------
                                            Signature of Shareholders(s)


                                            ------------------------
                                            Signature of Shareholders(s)

                                            If signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such, and,
                                            if signing for a corporation, give
                                            your title. When shares are in the
                                            names of more than one person, each
                                            should sign.